Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2014 relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Report to Shareholders of Virtus Variable Insurance Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, "Non-Public Portfolio Holdings Information", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 28, 2014